SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
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(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
INTEL CORPORATION
(Name of the Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Annual Stockholders’ Meeting and proxy vote set for May 21
April 3, 2008 (ww14)
Investor Relations
This week Intel published its 2007 Annual Report and Proxy Statement in preparation for the company’s Annual Stockholders’ Meeting, which will be held May 21 at 8:30 a.m. (Pacific) at the Computer History Museum in Mountain View, Calif.
All Intel stockholders, including Intel employees who own shares of stock, have the right to vote. The Proxy asks stockholders to vote on the following proposals:
1.	Elect the 11 nominees to the Board of Directors.
2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current year.
3.	Act on stockholder proposal to amend the bylaws to establish a Board Committee on sustainability.
The company is recommending a vote FOR proposals one and two, and AGAINST proposal three. Please refer to the proxy materials for more detailed explanation of these proposals.
How you will learn about the voting process
Each stockholder will receive voting information along with the Proxy Statement from Computershare, Intel’s transfer agent. The information will explain the steps required to submit votes and the voting deadlines. Stockholders may receive multiple sets of voting information if they hold Intel stock in multiple brokerage accounts. Stockholders should submit their votes for each set of voting information they receive. The Proxy Statement and voting information will be delivered electronically or by U.S. mail, according to your instructions.
Related link:
     Intel Investor Relations

What is the purpose of the Annual Stockholders’ Meeting?
Companies hold formal annual meetings of stockholders to elect directors and to vote on other items on the agenda.
What is a Proxy Statement? The Proxy Statement describes the proposals presented to the stockholders for their vote and information on how to vote. Intel has approximately three million stockholders, though only a few hundred actually attend the Annual Stockholders’ Meeting in person. Most of the other stockholders vote on the proposals by submitting their votes before the Annual Stockholders’ Meeting. Each share of stock entitles the owner to one vote on each proposal on the agenda. Each share also entitles the owner to vote for a number of candidates for director equal to the number of directors being elected.